Execution Copy

AMENDED SHAREHOLDERS' AGREEMENT

Amended Shareholders' Agreement (the "Amended Shareholders' Agreement") dated as of October 1, 2008, among Mobil Media Holding AG ("Mobil Media"), Oswald Ortiz, Tan Siekmann, and Stefan Schraps (collectively, the "MMH Shareholders"), Qnective, Inc., a Nevada corporation (formerly known as Sotech, Inc.) ("Qnective"), Qporter, Inc., a Nevada corporation (together with its subsidiaries "Qporter"), Capella IV LLC, a Nevis corporation ("Cappella"), and Connwards Management, Inc., a Belize corporation ("Connwards").

WHEREAS, Qnective and Mobil Media entered into a letter agreement dated January 2, 2007, wherein Mobil Media agreed to transfer its XMS technology to Qporter (the "Technology Transfer Agreement"); and

WHEREAS, Qporter and Safe-Com GmbH & Co., KG ("Safe-Com") entered into a software development agreement dated January 18, 2007 (the "Software Development Agreement"), wherein Safe-Com provided certain services and granted a license to certain software to Qporter (the "Software"); and

WHEREAS, Mobil Media, Qnective, and Qporter entered into a Shareholders' Agreement dated February 12, 2007 (the "Shareholders' Agreement"); and

WHEREAS, on January 25, 2007, Qnective purchased 1,250,000 shares of the common stock of Qporter at a price of $1.00 per share for a total purchase price of $1,250,000; and

WHEREAS, pursuant to the terms of the Shareholders' Agreement and the Technology Transfer Agreement on January 25, 2007, Mobil Media transferred certain technology to Qporter in exchange for (i) 1,250,000 shares of the $.001 par value common stock of Qporter (the "Shares") to be held by Mobil Media as nominee for the MMH Shareholders and (ii) a payment of $625,000 to Mobil Media; and

WHEREAS, pursuant to an aggregate equity investment of $2,500,000.00 on the following dates, in the

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following amounts, Connwards is entitled to receive 1,250,000 Shares

Date	Amount
March 13, 2007	$1,250,000
July 7, 2007	$1,250,000
TOTAL	$2,500,000

and;

WHEREAS, pursuant to an agreement of even date herewith among Qporter, Safe-Com, Mobil Media, and Qnective (the "Modification Agreement") the parties to the Modification Agreement acknowledged and agreed that there were several errors made in the Software Development Agreement, the Technology Transfer Agreement, and the Shareholders' Agreement (collectively, the "Agreements"); and

WHEREAS, pursuant to the terms of the Modification Agreement, the parties thereto modified the Agreements so that the terms of the Agreements accurately reflect the agreements of the parties as more fully set forth in the Modification Agreement including but not limited to an acknowledgement and agreement that the Shareholders' Agreement recited Mobil Media as a party but it should have recited that Mobil Media was the party, as nominee, for the MMH Shareholders; and

WHEREAS, Qnective and the MMH Shareholders are the sole shareholders of Qporter; and

WHEREAS, Connwards loaned to Qnective the following amounts on the following dates in the total principal amount of $1,800,000 (the "Connwards Loan") :

Date	Amount
December 24, 2007	$250,000
February 20, 2008	$500,000
May 15, 2008	$350,000
June 11, 2008	$700,000
TOTAL	$1,800,000

and;

WHEREAS, Qnective loaned to Qporter the following amounts on the following dates:

Date	Amount
December 24, 2007	$250,000
February 20, 2008	$500,000
May 15, 2008	$350,000
June 11, 2008	$700,000
TOTAL	$1,800,000

and;

WHEREAS, Connwards and Qnective have agreed to convert the Connwards Loan into Shares at the conversion rate of $2.00 per Share for a total number of Shares of 900,000 (the "Conversion"); and

WHEREAS, as of the date of this Amended Shareholders' Agreement prior to giving effect to the transactions contemplated by this Amended Shareholders' Agreement the following sets forth the name of each shareholder of Shares and next to each shareholders' name the number of Shares held by such shareholder together with the percentage interest in Qnective which such ownership represents as of the date of this Agreement:

Shareholder	Number of Shares	Percentage of Ownership Interest
Capella IV	33,000,000	56%
Connwards Management	1,250,000	2%
CEDE, as nominee	24,750,000	42%
TOTAL	59,000,000	100%

and;

WHEREAS, Capella has agreed to make a capital contribution to Qnective of 30,550,000 Shares in order to consummate the Share Exchange Transaction (as hereinafter defined); and

WHEREAS, the parties desire to set forth their agreement regarding the financing and ownership of Qporter and Qnective; and

WHEREAS, the parties desire to amend the Shareholders' Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing covenants and other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1. Option to Purchase.

1.1 Pursuant to the Shareholders' Agreement, Mobil Media, as nominee for the MMH Shareholders, granted to Qnective the sole and exclusive option to purchase (the "Option to Purchase"), free and clear of all liens and encumbrances, all of the shares of Qporter held of record by Mobil Media at the time of exercise of the Option to Purchase in exchange for 65% of the issued and outstanding shares of Qnective as of the date of the Shareholders' Agreement, subject to adjustment to account for dilution caused by the sale of equity of Qnective in order to raise funds to be invested in Qporter. The Option to Purchase was exerciseable by Qnective at any time during the term of the Shareholders' Agreement by delivery of written notice to Mobil Media in accordance with the terms of the Shareholders' Agreement.

1.2 The parties have agreed to amend the Shareholders' Agreement and the Option to Purchase upon execution of this Amended Shareholders' Agreement as follows:

(a) Capella will make a capital contribution to Qnective of 30,550,000 Shares (the "Cappella Shares") in consideration of $1.00, the receipt and sufficiency of which is hereby acknowledged by Capella, such Shares to become treasury shares of Qnective and available for reissue by Qnective;

(b) the MMH Shareholders will exchange their 1,250,000 shares in Qporter (the "Qporter Shares") for 30,550,000 Shares representing 51% of the outstanding Shares on the date of execution of this Amended

Shareholders' Agreement (the "Share Exchange Transaction") to be delivered as follows:

MMH Shareholder	Number of Shares of Qnective to be Received
Oswald Ortiz	14,511,250
Tan Siekmann	14,511,250
Stefan Schraps	1,527,500
TOTAL	30,550,000

(c) the MMH Shareholders will deliver to Qnective all share certificates of Qporter held in the name of Mobil Media duly endorsed for transfer to Qnective, together with all other documentation reasonably requested by Qnective;

(d) Qnective will deliver to the MMH Shareholders the share certificates for the Shares to be received in connection with the consummation of the Share Exchange Transaction;

(e) Qnective will issue to Connwards the share certificates to be received in connection with its equity investment;

(f) Qnective will deliver to Connwards the share certificates for the Shares to be received in connection with the consummation of the Conversion;

(g) upon consummation of the transactions contemplated herein the share ownership of Qnective shall

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be as follows:

Shareholder	Number of Shares	Percentage Interest
CEDE, as nominee	24,750,000	41%
Connwards	1,250,000	2%
Cappella IV	2,450,000	4%
Connwards (convertible)	900,000	2%
Oswald Ortiz	14,511,250	24%
Tan Siekmann	14,511,250	24%
Stefan Schraps	1,527,500	3%
TOTALS	59,900,000	100%

(h) upon consummation of the transactions contemplated herein, Qnective will be the sole shareholder of Qporter;

(i) The parties will upon consummation of the Share Exchange Transaction and Conversion and from time to time thereafter, execute and deliver such documents, instruments, and further assurances and take such action as may reasonably be required in order to give effect to the Share Exchange Transaction and Conversion and to facilitate the continuation of the business and affairs of Qporter and Qnective after consummation of the Share Exchange Transaction and Conversion;

(j) each MMH Shareholder will warrant (such warranty to survive consummation of the Share Exchange Transaction) that the Qporter Shares are free and clear of any and all liens or other encumbrances, and will provide to Qnective such satisfactory assurances of same as may be reasonably required by Qnective; and

(k) Cappella will warrant (such warranty to survive consummation of the Share Exchange Transaction and Conversion) that the Cappella Shares are free and clear of any and all liens or other encumbrances, and will provide to Qnective such satisfactory assurances of same as may be reasonably required by Qnective.

2. <u>Acknowledgements and Agreements of MMH Shareholders, Cappella, and Connwards</u>.

2.1 Each MMH Shareholder, Cappella, and Connwards each acknowledges and agrees that:

(a) none of the Shares have been or will be registered under the Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act ("Regulation S"), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with any applicable federal and state securities laws;

(b) Qnective has not undertaken, and will have no obligation, to register any of the Shares under the 1933 Act or to qualify any of the Shares under any federal or state securities laws;

(c) the decision to execute this Amended Shareholders' Agreement and consummate the Share Exchange Transaction and Conversion has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of Qnective;

(d) Qnective and Qporter are each entitled to rely on the representations and warranties of each MMH Shareholder, Cappella, and Connwards as contained in this Amended Shareholders' Agreement and each MMH Shareholder, Cappella, and Connwards each will hold harmless Qnective and Qporter from any loss or damage it or they may suffer as a result of such MMH Shareholder's or Cappella's failure to consummate the Share Exchange Transaction or Conversion, respectively;

(e) he or it will indemnify and hold harmless Qnective and Qporter, and, where applicable, their respective directors, officers, employees, agents, advisors, and shareholders from and against any and all loss, liability, claim, damage, and expense whatsoever (including, but not limited to, any and all fees, costs,

and expenses whatsoever reasonably incurred in investigating, preparing, or defending against any claim, lawsuit, administrative proceeding, or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of such MMH Shareholder, Cappella, or Connwards contained herein or in any document furnished by such MMH Shareholder, Cappella, or Connwards to Qnective or Qporter in connection herewith being untrue in any material respect or any breach or failure by such MMH Shareholder, Cappella, or Connwards to comply with any covenant or agreement made by such MMH Shareholder, Cappella, or Connwards to Qnective or Qporter in connection with consummation of the Share Exchange Transaction or Conversion;

(f) he or it has been advised to consult his or its own legal, tax, and other advisors with respect to the merits and risks to him or it of the Share Exchange Transaction, Conversion, and issuance of Shares and with respect to applicable resale restrictions and he or it is solely responsible (and Qnective is not in any way responsible) for compliance with applicable resale restrictions;

(g) there is no market for the Shares and no market for the Shares may ever exist other than that the Shares are currently listed in the U.S. on the Over-The-Counter Bulletin Board (the "OTCBB")and no representation has been made to any MMH Shareholder, Cappella, or Connwards that any of the Shares will become listed on any other stock exchange or automated dealer quotation systems or that the listing on the OTCBB will be maintained;

(h) the Shares are subject to restrictions on transfer; and, therefore, resale of any of the Shares is restricted except pursuant to applicable securities laws;

(i) neither the U.S. Securities and Exchange Commission (the "SEC") nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares;

(j) no documents in connection with the sale of the Shares hereunder have been reviewed by the SEC, any state securities administrator or the securities regulators of any other country;

(k) there is no government or other insurance covering any of the Shares; and

(l) the statutory and regulatory basis for the exemption claimed for the offer and sale of the Shares, although in technical compliance with Regulation S, would not be available if the offer and sale were part of a plan or scheme to evade the registration provisions of the 1933 Act.

3. Representations, Warranties, and Covenants of the MMH Shareholders, Cappella, and Connwards.

3.1 Each MMH Shareholder, Cappella, and Connwards each hereby represents and warrants to and covenants with Qnective (which representations, warranties and covenants shall survive consummation of the Share Exchange Transaction and Conversion) that:

(a) he or it is not a U.S. Person (as defined in Regulation S);

(b) he or it is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(c) he or it is resident in the jurisdiction set out under his or its name on the signature page of this Amended Shareholders' Agreement and the transfer of the Shares to him or it as contemplated in this Amended and Restated Shareholders' Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction of residence of such MMH Shareholder or Connwards;

(d) he or it is purchasing the Shares as a principal, for investment purposes only, and not with a view to resale or distribution; and, in particular, he or it has no intention to distribute, either directly or indirectly, any of the Shares in the United States or to U.S. persons;

(e) he or it is outside the United States when receiving and executing this Amended Shareholders' Agreement;

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(f) he or it is aware that an investment in Qnective is speculative and involves certain risks, including the possible loss of the entire investment;

(g) he or it has made an independent examination and investigation of an investment in the Shares and Qnective and has depended on the advice of his or its legal and financial advisors, and agrees that Qnective will not be responsible in any way whatsoever for his or its decision to invest in the Shares and Qnective;

(h) he or it (i) has adequate net worth and means of providing for his or its current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of an investment in the Shares for an indefinite period of time;

(i) he or it (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or its investment in the Shares and Qnective; and (ii) has the ability to bear the economic risks of his or its prospective investment and can afford the complete loss of such investment;

(j) he or it understands and agrees that Qnective and others will rely upon the truth and accuracy of his or its acknowledgements, representations, and agreements contained in this Amended Shareholders' Agreement and agrees that if any of such acknowledgements, representations, and agreements are no longer accurate or have been breached, he or it shall promptly notify Qnective;

(k) he or it has duly executed and delivered this Amended Shareholders' Agreement and it constitutes a valid and binding agreement enforceable against him or it in accordance with its terms;

(l) he or it is not an underwriter of, or dealer in, the Shares of Qnective, nor is he or it participating, pursuant to a contractual agreement or otherwise, in the distribution of the Shares;

(m) he or it understands and agrees not to engage in any hedging transactions involving any of the

Shares unless such transactions are in compliance with the provisions of the 1933 Act;

(n) he or it understands and agrees that Qnective will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an available exemption from the registration requirements of the 1933 Act;

(o) if he or it is acquiring the Shares as a fiduciary or agent for one or more investor accounts, he or it has sole investment discretion with respect to each such account and he or it has full power to make the foregoing acknowledgments, representations, and agreements on behalf of such account;

(p) he or it acknowledges that he or it has not acquired the Shares as a result of, and will not himself or itself engage in, any "directed selling efforts" (as defined in Regulation S under the 1933 Act) in the United States in respect of any of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Shares; provided, however, that he or it may sell or otherwise dispose of any of the Shares pursuant to registration of any of the Shares pursuant to the 1933 Act and any applicable state or foreign securities laws, or under an exemption from such registration requirements, and as otherwise provided herein;

(q) he or it is not aware of any advertisement of any of the Shares and is not acquiring the Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices, or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(r) no person has made to him or it any written or oral representations:

(i) that any person will resell or repurchase any of the Shares;

(ii) that any person will refund the purchase price of any of the Shares;

(iii) as to the future price or value of any of the Shares; or

(iv) that any of the Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system other than the OTCBB or that application has been made to list and post any of the Shares of the Company on any stock exchange or automated dealer quotation system.

3.2 Each MMH Shareholder with respect to the Qporter Shares and Cappella with respect to the Qnective Shares hereby further represents, warrants, and covenants:

(a) he or it is the sole lawful owner, of record and beneficially, of the Qporter Shares or Cappella Shares, respectively;

(b) he or it has good title to the Qporter Shares or Cappella Shares, respectively, free and clear of any and all encumbrances whatsoever with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto;

(c) he or it is not the subject of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar proceeding affecting creditors' rights and remedies generally;

(d) except for this Amended Shareholders' Agreement there are no contracts or other understandings or arrangements between him or it and any other person or entity with respect to the future acquisition, disposition, transfer, registration, or voting of, or any other matters in any way pertaining or relating to the Qporter Shares or Cappella Shares, respectively;

(e) he or it has the full and absolute legal right, capacity, and power to execute, deliver, and perform its obligations under this Amended Shareholders' Agreement and to consummate the transactions contemplated hereby;

(f) this Amended Shareholders' Agreement when signed by him or it will constitute a valid and binding obligation

of his or it enforceable against him or it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(g) neither the execution and delivery by him or it, nor the performance of his or its obligations under this Agreement nor the consummation by him or it of the transactions contemplated hereby will (a) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation, or acceleration of any obligations contained in, or the loss of any benefit under, any term, condition, or provision of any contract, agreement, or understanding to which he or it is a party or by which he or it or any of his or its assets or properties are or may be bound; (b) violate any law, rule, or regulation applicable to him or it; or give rise to any claim against Qnective or Qporter; and Cappella also further represents and warrants that neither the execution and delivery by it, nor the performance of its obligations under this Amended Shareholders' Agreement or the consummation by it of the transactions contemplated hereby will conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time or both) under any provision of its organization documents;

(h) no permit, authorization, consent, or approval of or by, or any notification of, or filing with, any person or entity (governmental or private) is required for, as a result of, or in connection with the execution, delivery, and performance by him or it of this agreement or the consummation of the transactions contemplated hereby;

(i) there is no pending or filed civil or criminal proceeding of any sort before any tribunal, administrative body, or arbitral body by him or it against Qnective or any other party to this Amended Shareholders' Agreement and he or it covenants not to commence any proceeding other than solely to enforce his or its rights under this Amended Shareholders' Agreement; and

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(j) he or it has had sufficient opportunity to investigate and ask questions of Qnective and to inform himself or itself of whatever information and facts that he or it desires to receive and know in order to knowingly enter into this Amended Shareholders' Agreement and the transactions contemplated herein.

4. Representations and Warranties will be Relied Upon by Qnective.

4.1 Each MMH Shareholder, Cappella, and Connwards each acknowledges that the representations and warranties contained herein are made by him or it with the intention that such representations and warranties may be relied upon by Qnective and Qporter and their legal counsel in determining his or its eligibility to transfer or purchase the Shares under applicable securities legislation. Each MMH Shareholder, Cappella, and Connwards each further agrees that by accepting delivery of the certificates representing the Shares upon consummation of the Share Exchange Transaction or Conversion, he or it will be representing and warranting that the representations and warranties contained herein are true and correct as at the date of the consummation of the Share Exchange Transaction, Conversion, or issuance of Shares with the same force and effect as if they had been made by him or it on the date of the consummation of the Share Exchange Transaction, Conversion, or issuance of Shares; and that they will survive the receipt by him or it of Shares and will continue in full force and effect notwithstanding any subsequent disposition by him or it of such Shares.

5. Resale Restrictions

5.1 Each MMH Shareholder, Cappella, and Connwards each acknowledges that any resale of the Shares will be subject to resale restrictions contained in the securities legislation applicable to him or it and any proposed transferee. Each MMH Shareholder, Cappella, and Connwards each acknowledges that the Shares have not been registered under the 1933 Act or the securities laws of any state of the United States or foreign jurisdiction and that Qnective does not intend to register same under the 1933 Act or the securities laws of any such state or foreign jurisdiction and has no obligation to do so. The Shares may not be offered or sold in the United States unless registered in

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accordance with United States federal securities laws and all applicable state securities laws or exemptions from such registration requirements are available.

6. Acknowledgement and Waiver

6.1 Each MMH Shareholder, Cappella, and Connwards each acknowledges that the decision to receive the Shares was solely made on the basis of publicly available information. Each MMH Shareholder, Cappella, and Connwards each hereby waives, to the fullest extent permitted by law, any rights of withdrawal, rescission, or compensation for damages to which he or it might be entitled in connection with the issuance of any of the Shares.

7. Legending and Registration of Shares

7.1 Each MMH Shareholder, Cappella, and Connwards each hereby acknowledges that a legend may be placed on the certificates representing any of the Shares to the effect that the Shares represented by such certificates are subject to a holding period and may not be traded until the expiry of such holding period except as permitted by applicable securities legislation.

7.2 Each MMH Shareholder, Cappella, and Connwards each hereby acknowledges and agrees to Qnective's making a notation on its records or giving instructions to the registrar and transfer agent of Qnective in order to implement the restrictions on transfer set forth and described in this Amended Shareholders' Agreement.

8. Costs

8.1 Each MMH Shareholder, Cappella, and Connwards each acknowledges and agrees that all costs and expenses incurred by him or it (including any fees and disbursements of any special counsel retained by him) relating to the consummation of the Share Exchange Transaction, Conversion, or issuance of Shares shall be borne by him or it.

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9. <u>Non-competition and confidentiality.</u>

9.1 For a period of two (2) years after consummation of the Share Exchange Transaction each MMH Shareholder agrees that he will not:

(a) directly or indirectly, whether as owner, shareholder (except to the extent of a less than 5% ownership interest of the outstanding shares of a publicly held corporation), agent, consultant, independent contractor, or in any other capacity whatsoever of a corporation, partnership or proprietorship, compete with, or engage in, or be financially concerned with or interested in, or advise, lend money to, guarantee the debts or obligation of, or permit its name to be used or employed by any person engaged in or financially concerned with or interested in any business that is competitive with the Qporter or Qnective's businesses;

(b) solicit any business from any person, firm, corporation or other entity who was a customer or client of Qnective or Qporter prior to consummation of the Share Exchange Transaction;

(c) solicit or entice, or attempt to solicit or entice, either directly or indirectly, any employee or contractor of Qporter or Qnective to become an employee of any business that is competitive with Qnective or Qporter's business; or

(d) do any act which could impair relations between Qnective, Qporter, or any of their respective officers, directors, shareholders, customers, employees or contractors.

9.2 Each MMH Shareholder agrees that he will not in any manner whatsoever use for his own benefit or the benefit of any third party nor disclose to any person any trade secret, business data, or other confidential or proprietary information regarding Qnective or Qporter disclosed to him either before or after the date of this Amended Shareholders' Agreement.

9.3 Each of the MMH Shareholders acknowledges that by reason of his unique knowledge of and association with Qnective and Qporter, the scope of the covenants in Section 9.1 and Section 9.2 are reasonable and commensurate with

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the protection of the legitimate interests of Qnective and Qporter and that a breach by him of any of the covenants contained in Section 9.1 and Section 9.2 would result in damages to Qnective and Qporter and that Qnective and Qporter cannot adequately be compensated for such damages by a monetary award. Each MMH Shareholder therefore acknowledges that in the event of any such breach, in addition to all other remedies available to Qnective and Qporter at law or in equity, Qnective and Qporter are entitled to relief by way of restraining order, injunction, decree, declaration, or otherwise as may be appropriate to ensure compliance with the provisions of Section 9.1 and Section 9.2 as may be granted by a court of competent jurisdiction and each of the MMH Shareholders acknowledges that the granting of such relief is fair and reasonable in the circumstances. Each of the MMH Shareholders acknowledges that the covenants contained in this Section 9 continue in force even if the remainder of this Agreement is terminated for any reason whatsoever other than by the agreement in writing of all the parties and is severable for such purpose.

10. Termination.

10.1 The Shareholders' Agreement and this Amended Shareholders' Agreement shall both be deemed terminated upon execution of this Amended Shareholders' Agreement and consummation of the Share Exchange Transaction, Conversion, and issuance of Shares; provided that the provisions set forth in Sections 1,2,3,4,5,6,8, and 9 shall survive such termination.

11. General Provisions.

11.1 This Amended Shareholders' Agreement constitutes the entire agreement among the parties and supersedes any and all other Agreements, whether written or oral, among the parties including, but not limited to, the Shareholders' Agreement.

11.2 In the event of any conflict between the terms of this Amended Shareholders' Agreement and any other agreement among the parties, the terms of this Amended Shareholders' Agreement shall prevail.

11.3 This Amended Shareholders' Agreement shall be binding upon and shall inure solely to the benefit of the parties

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and their respective successors, assigns, heirs, or legal representatives, as the case may be.

11.4 This Amended Shareholders' Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements to be performed solely within such State without reference to applicable rules of conflict of laws or choice of laws.

11.5 Any dispute, controversy, or claim between the parties arising out of or relating to this Amended Shareholders' Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration before one (1) arbitrator in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of Commerce (the "Rules") in force on the date when the Notice of Arbitration is submitted in accordance with the Rules. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction and the arbitrator shall have authority to award reasonable costs, legal fees, and disbursements to the prevailing party. The seat of the

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arbitration shall be Geneva, Switzerland.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

QNECTIVE, INC.

By: ______________________
Oswald Ortiz
Chief Executive Officer

MOBIL MEDIA HOLDING AG

By: ______________________
~~Tan Siekmann~~ Walter Dewolt
President

QPORTER, INC.

By: ______________________
Oswald Ortiz
Chief Executive Office

MMH SHAREHOLDERS

____
OSWALD ORTIZ
Resident:

____
TAN SIEKMANN
Resident:

____
STEFAN SCHRAPS
Resident:

CAPPELLA IV LLC
BY: SENTRY NOMINEES LLC

By: ______________________
Mark Wells
Managing Member
Resident: Belize

CONNWARDS MANAGEMENT, INC.

By: ______________________
Gabriela Aragon Saenz
Director
Resident: Nevis